Exhibit 10.21

2010 SENIOR EXECUTIVE OPTION AGREEMENT

Optionee: [    ]

This Option and any securities issued upon exercise of this Option are subject to restrictions on voting and transfer and requirements of sale and other provisions as set forth in the Stockholders Agreement among CRC Health Group, Inc. and certain investors, dated as of February 6, 2006, as amended August 13, 2008 and from time to time thereafter (the “Stockholders Agreement”). This Option and any securities issued upon exercise of this Option constitute Management Shares as defined therein.

This stock option (the “Agreement”) is granted by CRC Health Group, Inc., a Delaware corporation (the “Company”), to the Optionee, pursuant to the Company’s 2007 Executive Incentive Plan, as amended from time to time (the “Plan”). For purposes of this Agreement, the “Grant Date” shall mean [date].

1.	Grant of Option. This certificate evidences the grant by the Company on the Grant Date to the Optionee of an option to purchase (the “Option”), in whole or in part, on the terms provided herein and in the Plan, the following Units as set forth below.

(a)	[No. of units granted] Units at $[FMV] per Unit (the “Tranche 1 Options”); and

(b)	[No. of units granted] at $[FMV] per Unit (the “Tranche 2 Options”).

Each “Unit” consists of 9 shares of Class A Common Stock of the Company, par value $.001 per share, and 1 share of Class L Common Stock of the Company, par value $.001 per share, subject to adjustment as provided in the Plan. The Option evidenced by this certificate is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (the “Code”).

2.	Vesting. During the Optionee’s Employment, this Option shall vest as follows:

(a)	The Tranche 1 Options will vest and become exercisable (i) with respect to 20% of the Units subject to the Tranche 1 Options on the first anniversary of the Grant Date, (ii) with respect to 10% of the Units subject to the Tranche 1 Options every six months following the first anniversary of the Grant Date until 100% of the Tranche 1 Options are vested and (ii) if earlier, with respect to 100% of the Units subject to the Tranche 1 Options then outstanding (i.e., not previously exercised, expired or terminated), on a Change of Control.

(b)	If a Tranche 2 Vesting Event occurs, then the Tranche 2 Options will vest and become exercisable (in whole or in part) such that the Tranche 2 Options will then be vested and exercisable with respect to a number of Units equal to (i)(A) the Tranche 2 Maximum Percentage with respect to such Tranche 2 Vesting Event multiplied by (B) the total number of Units subject to the Tranche 2 Options (ii) minus the total number of Units that have become vested and exercisable by reason of any one or more prior Tranche 2 Vesting Events.

3.	Exercise of Option.

(a)	Each election to exercise this Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by his or her executor or administrator or by the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and made pursuant to and in accordance with the terms and conditions set forth in the Plan. The latest date on which this Option may be exercised (the “Final Exercise Date”) is the date which is the tenth (10th) anniversary of the Grant Date, subject to earlier termination in accordance with the terms and provisions of the Plan and this Agreement. For the avoidance of doubt, this Option will terminate and (if otherwise exercisable) cease to be exercisable immediately upon any cessation of the Optionee’s Employment except as otherwise expressly provided in clauses (A), (B) and (C) (as applicable) of Section 6(a)(3) of the Plan.

(b)	For the avoidance of doubt, and except as hereinafter provided in this Section 3(b), payment of the exercise price must be by cash or by check acceptable to the Administrator unless, with respect to any exercise of this Option, the Administrator approves a different form of payment (consistent with the Plan) with respect to such exercise. If the Optionee’s Employment is terminated by the Company without Cause, terminates by reason of the Optionee’s death or Disability, or is terminated by the Optionee for Good Reason, then, with respect to any later exercise occurring prior to an Initial Public Offering and prior to expiration, termination or forfeiture of this Option pursuant to Section 6(a)(3) of the Plan and Section 3(a) above, and subject to the following provisions of this Section 3(b), the Optionee may exercise all or any portion of this Option that was exercisable immediately prior to such termination of Employment in a Cashless Exercise. If the Optionee is eligible to elect a Cashless Exercise and wishes to do so, he must notify the Company in writing (a “Cashless Exercise Notice”) at least ten business days prior to the intended exercise date occurring prior to expiration of this Option. Within ten business days following its receipt of a Cashless Exercise Notice, the Administrator may elect to require the Optionee to pay the purchase price of the Units subject to this Option either in the form of a promissory note reasonably acceptable to the Administrator under which the Optionee is personally liable for 51% of the face amount (or such greater amount, if any, as the Optionee and the Administrator may agree at the time) and that has a term of seven (7) years (or with such other terms and conditions, if any, relating to the term as the Optionee and the Administrator may agree at the time), which note will be secured by a pledge of the Units to be issued pursuant to this Option and all other equity securities of the Company held by the Optionee, or, if the Optionee so chooses, by another form of payment permitted under the Plan and acceptable to the Administrator. If the Administrator does not elect to require the Optionee to pay such purchase price using a promissory note as provided in the immediately preceding sentence, the Company shall issue Units to the Optionee pursuant to a Cashless Exercise.

4.	Corporate Transaction. Notwithstanding anything to the contrary contained herein, in the event of a Corporate Transaction that will not result in full vesting of the Tranche 2 Options pursuant to Section 2(b) hereof, and to the extent the Investors retain an economic interest in the surviving entity following the Corporate Transaction, including, without limitation, pursuant to an earn-out, escrow or similar right to a contingent payment, the Board will, with respect to any or all of the Tranche 2 Options that are unvested at such time, negotiate in good faith with the acquirer or surviving entity or an Affiliate thereof, or will otherwise use reasonable good faith efforts, to provide the Optionee, on a basis that in the reasonable determination of the Board is equitable and consistent with the purposes of the Tranche 2 Options, with an assumed or replacement option or with an alternative opportunity to earn the unvested portion of the Tranche 2 Options in the event that the Investors’ cash realization from the ongoing economic interest results in Cash Proceeds that would have been adequate to vest the Tranche 2 Options had such Cash Proceeds been realized at the time of the Corporate Transaction. For the avoidance of doubt, nothing in this Section 4 shall (except as expressly provided herein) be deemed to modify or limit the provisions of Section 7(a) of the Plan, including the Administrator’s discretion thereunder.

5.	Representations and Warranties of Optionee.

Optionee represents and warrants that:

(a)	Authorization. Optionee has full legal capacity, power, and authority to execute and deliver this Agreement and to perform Optionee’s obligations hereunder. This Agreement has been duly executed and delivered by Optionee and is the legal, valid, and binding obligation of Optionee enforceable against Optionee in accordance with the terms hereof.

(b)	No Conflicts. The execution, delivery, and performance by Optionee of this Agreement and the consummation by Optionee of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which Optionee is subject, (ii) violate any order, judgment or decree applicable to Optionee, or (iii) conflict with, or result in a breach of default under, any term or condition of any agreement or other instrument to which Optionee is a party or by which Optionee is bound.

(c)	No Other Agreements. Except as provided by this Agreement, the Stockholders Agreement and the Plan, Optionee is not a party to or subject to any agreement or arrangement with respect to the voting or transfer of this Option or the shares of common stock issued upon exercise hereof.

(d)	Thorough Review, etc. Optionee has thoroughly reviewed the Plan and this Agreement in their entirety. Optionee has had an opportunity to obtain the advice of counsel (other than counsel to the Company or its Affiliates) prior to executing this Agreement, and fully understands all provisions of the Plan and this Agreement.

(e)	Investment Intent. The Optionee is acquiring the Units solely for the Optionee’s own account for investment and not with a view to or for sale in connection with any distribution of the Units or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Units or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act. The Optionee further represents that the entire legal and beneficial interest of the Units is being acquired, and will be held, for the account of the Optionee only and neither in whole nor in part for any other person.

(f)	Absence of Solicitation. The Optionee was not presented with or solicited by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television, radio or similar communications media, or presented at any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(g)	Information Concerning the Company. The Optionee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Units. The Optionee further represents and warrants that the Optionee has discussed the Company and its plans, operations and financial condition with its officers, has received all such information as the Optionee deems necessary and appropriate to enable the Optionee to evaluate the financial risk inherent in acquiring the Units and has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

(h)	Capacity to Protect Interests. The Optionee has either (i) a preexisting personal or business relationship with the Company or any of its officers, directors, or controlling persons, consisting of personal or business contacts of a nature and duration to enable the Optionee to be aware of the character, business acumen and general business and financial circumstances of the person with whom such relationship exists, or (ii) such knowledge and experience in financial and business matters as to make the Optionee capable of evaluating the merits and risks of an investment in the Units and to protect the Optionee’s own interests in the transaction, or (iii) both such relationship and such knowledge and experience.

(i)	Reliance by the Company. The Optionee understands that the Option and any Units acquired upon exercise of the Option have not been qualified under the Corporate Securities Law of 1968, as amended, of the State of California by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Optionee’s representations as expressed herein. The Optionee understands that the Company is relying on the Optionee’s representations and warrants that the Company is entitled to rely on such representations and that such reliance is reasonable.

6.	Other Agreements. Optionee acknowledges and agrees that the shares received upon exercise of this Option shall be subject to the Stockholders Agreement and the transfer and other restrictions, rights, and obligations set forth therein. By executing this Agreement, Optionee hereby becomes a party to and bound by the Stockholders Agreement as a Manager (as such term is defined in the Stockholders Agreement), without any further action on the part of Optionee, the Company or any other person.

7.	Legends. Certificates evidencing any shares issued upon exercise of the Option granted hereby may bear the following legends, in addition to any legends which may be required by the Stockholders Agreement:

“The securities represented by this certificate were issued in a private placement, without registration under the Securities Act of 1933, as amended (the “Act”), and may not be sold, assigned, pledged, or otherwise transferred in the absence of an effective registration under the Act covering the transfer or an opinion of counsel, satisfactory to the issuer, that registration under the Act is not required.”

8.	Withholding. No Units will be transferred pursuant to the exercise of this Option unless and until the person exercising this Option shall have remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local withholding tax requirements, or shall have made other arrangements, if any, satisfactory to the Administrator with respect to such taxes. Notwithstanding the foregoing, if the shares underlying the Units are publicly-traded, the Company will facilitate broker-assisted exercises in which withholding taxes are generated in cash from market transactions.

9.	Nontransferability of Option. Except as provided by the following sentence, this Option is not transferable by the Optionee other than by will or the applicable laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.

10.	Status Change. Upon the termination of the Optionee’s Employment, this Option shall continue or terminate, as and to the extent provided in Section 6(a)(3) of the Plan.

11.	Effect on Employment. Neither the grant of this Option, nor the issuance of Units upon exercise of this Option, shall give the Optionee any right to be retained in the employ of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.

12.	Indemnity. Optionee hereby indemnifies and agrees to hold the Company harmless from and against all losses, damages, liabilities and expenses (including without limitation reasonable attorneys fees and charges) resulting from any breach of any representation, warranty, or agreement of Optionee in this Agreement or any misrepresentation of Optionee in this Agreement.

13.	Provisions of the Plan. This Option is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Option has been furnished to the Optionee. By exercising all or any part of this Option, the Optionee agrees to be bound by the terms of the Plan and this Option. In the event of any conflict between the terms of this Option and the Plan, the terms of this Option shall control.

14.	Definitions. The initially capitalized terms Optionee and Grant Date shall have the meanings set forth on the first page of this Agreement; initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan and the Stockholders Agreement, and, as used herein, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Cash Proceeds” shall mean, as of any given date occurring after the Grant Date, the cumulative total of all sale proceeds, distributions, dividends and deferred payments associated with sale transactions actually received by the Investors as of such date in the form of cash or cash equivalents in each case in respect of the Investor Shares, and will exclude, for the avoidance of doubt, any management, consulting, monitoring, advisory, transaction or similar fee received by the Investors or any of its affiliates.

“Cashless Exercise” means, with respect to any portion of this Option being exercised, a procedure by which the Company will issue to Optionee a number of Units determined in accordance with the following formula:

N=X(A-B)/A, where

“N” = the net number of Units with respect to which shares of Stock are to be issued to the Optionee upon exercise of the portion of this Option that is being exercised;

“X” = the total number of Units with respect to which the Optionee has elected to exercise this Option;

“A” = the Fair Market Value of one (1) Unit on the exercise date as determined by the Board in good faith; and

“B” = the exercise price per Unit.

“Cause” shall have the meaning set forth in the employment agreement between the Optionee and the Company dated as of [DATE].

“Change of Control” means (i) any change in the ownership of the capital stock of the Company (whether by way of sale of stock, merger, or otherwise) if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Investors and their Affiliates will have the direct or indirect power to elect a majority of the members of the Board, or (ii) a sale or transfer of all or substantially all of the Company’s assets to a Person who is not a subsidiary of the Company.

“Disability” shall have the meaning set forth in the employment agreement between the Optionee and the Company dated as of [DATE].

“Good Reason” shall have the meaning set forth in the employment agreement between the Optionee and the Company dated as of [DATE].

“Initial Public Offering” means the initial public offering of the common stock of the Company.

“Investor” shall have the meaning set forth in the Stockholders Agreement.

“Investor Shares” has the meaning set forth in the Stockholders Agreement and shall include any stock, securities or other property or interests received by the Investors in respect of Investor Shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance.

“Person” shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity.

“Tranche 2 Maximum Percentage” means, with respect to a Tranche 2 Vesting Event, a percentage determined as follows:

(a) if the Cash Proceeds realized by the Investors equal or exceed $135 per Unit but are less than $180 per Unit, the Tranche 2 Maximum Percentage will equal 25%;

(b) if the Cash Proceeds realized by the Investors equal or exceed $180 per Unit but are less than $225 per Unit, the Tranche 2 Maximum Percentage will equal 50%;

(c) if the Cash Proceeds realized by the Investors equal or exceed $225 per Unit but are less than $270 per Unit, the Tranche 2 Maximum Percentage will equal 75%; and

(d) if the Cash Proceeds realized by the Investors equal or exceed $270 per Unit, the Tranche 2 Maximum Percentage will equal 100%.

“Tranche 2 Vesting Event” means a realization by the Investors of Cash Proceeds of $135 or more per Unit.

IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

CRC HEALTH GROUP, INC.

By:
Name:
Title:

Dated:

Acknowledged and Agreed

Name: [Optionee name]